Exhibit 7.10

March 11, 2024

R1 RCM Inc.

434 W. Ascension Way, 6th Floor

Murray, Utah 84123

Attn: General Counsel

Re: Waiver Request

Ladies and Gentlemen:

At the request and urging of the Board of Directors of R1 RCM Inc., a Delaware corporation (the “Company”), representatives of TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (“TCP-ASC”), have engaged in preliminary discussions with representatives of CoyCo 1, L.P. and CoyCo 2, L.P. (together, “CoyCo”) in order to determine whether there is a basis to pursue with CoyCo making a proposal to the Company with respect to a potential acquisition by TCP-ASC and CoyCo and/or their respective affiliates of the shares of common stock of the Company (“Common Stock”) not held by TCP-ASC or CoyCo (a “Joint Transaction”). While such discussions have been productive to date and continue, they have not resulted in any agreement, arrangement or understanding between us to date.

Given the respective ownership of Common Stock of each of TCP-ASC and CoyCo and the fact that neither TCP-ASC nor (according to amendment No. 3 to their Schedule 13D) CoyCo is interested in selling any shares of Common Stock that it holds to another party at this time, TCP-ASC believes that a transaction other than a Joint Transaction would be difficult if not impossible to execute. TCP-ASC’s preference is to seek to find common ground with CoyCo with respect to pursuing a joint proposal for a Joint Transaction.

Therefore, the Investor hereby requests that the Company grant certain waivers and approvals for purposes of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute, regulation or law, including Section 203 of the Delaware General Corporation Law, by resolution in the form attached hereto as Exhibit A in order to facilitate further discussions and the potential conclusion thereof.

For the avoidance of doubt, this request does not constitute a request for a waiver of any provision of that certain Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, by and among the Company, R1 RCM Holdco Inc., a Delaware corporation, TCP-ASC and, solely for purposes of Section 4, Section 6 and Section 11 thereof, certain Investor Affiliates.

Sincerely yours,

TCP-ASC ACHI Series LLLP

By:	/s/ Glenn Miller
Name:	Glenn Miller
Title:	Vice President

Copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Richard W. Porter, P.C. Robert M. Hayward, P.C. Bradley C. Reed, P.C.
Email:	richard.porter@kirkland.com robert.hayward@kirkland.com bradley.reed@kirkland.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Steven A. Cohen Victor Goldfeld Elina Tetelbaum
Email:	SACohen@wlrk.com VGoldfeld@wlrk.com ETetelbaum@wlrk.com

Exhibit A

R1 RCM INC.
(the “Company”)

PROPOSED RESOLUTIONS
OF THE BOARD OF DIRECTORS
(the “Board”)

RESOLVED, to the extent that any

(i) existing or future associate (as defined in Section 203 of the Delaware General Corporation Law (“DGCL”)) or affiliate (as defined in Section 203 of the DGCL) of TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (“TCP-ASC”),

(ii) any other person (as defined in Section 203 of the DGCL), including, to the extent applicable, any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) or any person formed or created in connection with any transaction or action described in these resolutions, or

(iii) any affiliate or associate of any of the foregoing persons may be deemed to be or become an interested stockholder (as defined in any Antitakeover Statute (as defined below)) as a result or by virtue of TCP-ASC or any of its affiliates or associates making, pursuing or consummating the acquisition of any shares of common stock of the Company not owned by TCP-ASC (whether with or without participation by CoyCo 1, L.P., a Delaware limited partnership (“CoyCo 1”), CoyCo 2, L.P., a Delaware limited partnership (together with CoyCo 1, “CoyCo”), or any of their affiliates or associates) (a “Potential Transaction”) or discussions, negotiations, agreements, arrangements or understandings in connection therewith (including, without limitation, between or among any such persons, any of their affiliates or associates, or CoyCo or any of their affiliates or associates) (such persons, collectively, the “Exempted Persons”), the Board hereby approves:

all such transactions and actions and any Exempted Persons becoming an interested stockholder, in each case for purposes of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute, regulation or law, including, without limitation, Section 203 of the DGCL (collectively, “Antitakeover Statutes”), that may apply or shall become applicable, with such approval intending to exempt any such Exempted Persons and all such transactions and actions from the restrictions set forth in any Antitakeover Statutes;

provided that these resolutions do not amend, modify or waive, and shall be without prejudice to, any term of, or right or obligation under, the investor rights agreement by and among the Company, on the one hand, and each of TCP-ASC and CoyCo (and their respective investor affiliates), on the other hand, including, without limitation, Sections 2.4(c) and 6.1 thereof.